Exhibit 10.2

Consulting Service Agreement

This Management Service Agreement (the "Agreement") is made and entered into as of March 31st 2022, by and between, Maple X Inc., a Texas corporation (the “Company”), and Starling Financial Consulting LLC, a Texas limited liability company located at 2330 Gramercy Street, Houston TX 77030 USA (the “Consultant”).

RECITALS

A.	The Company wishes to retain the Consultant, and the Consultant wishes to be retained by the Company as the Chief Executive Officer (CEO) (the “Engagement”);

B.	The parties desire to state the terms and conditions of such Engagement by the Company, effective as of the Commencement Date as set forth below.

C.	The Company wishes to retain services from the Consultant and the Consultant represents that it has the ability to provide services to the Company, all as detailed and pursuant to the terms set forth herein;

NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the Company and the Consultant hereby agree as follows:

1.	Preamble

1.1.	The preamble of this Agreement constitutes an integral part thereof.

1.2.	The division of the terms of this Agreement into clauses and the headings of the clauses are solely for the sake of convenience and they may not be used for interpretive purposes. The Appendixes to this Agreement constitute an integral part hereof.

1.3.	References in this Agreement to a particular gender shall be applicable to all genders.

2.	Exclusivity of the Agreement

This Agreement constitutes the entire agreement between the parties with respect to the Consultant’s services with the Company, and supersedes all prior understandings, agreements, representations and discussions between them, oral or written with respect to the Consultant’s services with the Company.

3.	Independent Consulting Services

3.1.	The Company hereby retains the Consultant’s’s Services, as defined in this Section herein. The Consultant agrees and undertakes that the Services shall be provided exclusively by Consultant, which undertaking is a fundamental term of this Agreement. None of the Services may be delegated, assigned, or subcontracted by the Consultant to others without the prior written consent of the Company.

3.2.	The Services - The Consultant will provide the Company with full and complete CEO services, as an independent consultant, without limitation, including the following services (the “Services”):

(1)	Set Company’s business goals and determine growth strategies;

(2)	Lead the company’s executive team, determine roles and responsibilities and measure success;

(3)	Oversee the Company’s resources and optimize returns to shareholders

(4)	Execute Company’s governance as determined by the Board of Directors;

3.3.	It is hereby agreed that such Services shall be performed under and pursuant to the terms and conditions as set forth in Appendix A. The Consultant hereby represents in favor of the Company that no provision of any law, regulation, agreement or other document prohibits him from entering into this Agreement.

3.4.	The Consultant agrees that Consultant shall act as an independent contractor in the performance of the duties under this Agreement and that nothing contained herein shall create (or has created) or be construed to create an employer-employee relationship between the Company and the Consultant and that the Consultant shall not be entitled to any Company employment rights or benefits. In the event that any court will determine that employer-employee relationship existed between the Company and/or Consultant, any payments paid to the Consultant under this Agreement shall be deemed in lieu of any payments due to Consultant under any applicable employment law, had Consultant been an employee of the Company including without limitation any payments for or in lieu of severance, vacation, sick leave, convalescence, management insurance or similar like payments made to employees and not to contractors or consultants. The Company will have the right to set-off any payment due to the Consultant against the sums due to the Company, as a result of the above.

4.	Term

The term of the Services by the Consultant to the Company pursuant to the terms hereunder shall commence as of the date hereof and continue for a period of _____5___ years and unless terminated in writing by mutual agreement of the parties, the term shall automatically be extended for additional periods of 3 (3) years (the “Contracting Period”).

5.	Consideration

As consideration for his services under this Agreement, Consultant shall be compensated according to the detailed in Appendix A.

6.	Intellectual property

The right and title to and in any and all intellectual property, inventions, scientific information, know-how, technologies and innovations that the Company developed or discovered prior to the Effective Date and which it shall develop in the future, including without limitation the Company’s Know-how, or any intellectual property which may be developed by the Consultant in the scope of the Services, are and shall solely remain vested in the sole ownership of the Company and the Consultant shall not be entitled to any such rights.

7.	Confidentiality

Consultant agrees, declares and undertakes to sign confidentiality agreements affirming Consultant’s obligation not to disclose Confidential Information, non-competition covenants and waiver regarding inventions and discoveries.

8.	No Breach

The Consultant represents and warrants that Consultant has obtained all the required approvals, to the extent such are required, in order to be able to duly enter into this Agreement and perform her undertaking hereunder and that neither the execution and delivery of this Agreement, nor compliance by the Consultant with the terms and provisions hereof, will conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of any agreement, or commitment to which the Consultant is a party or to which she is subject, or applicable law.

9.	Miscellaneous

9.1.	Any modification or amendment to the provisions of this Agreement and the appendixes hereto shall be valid only if effected in writing and signed by both parties hereto.

9.2.	This Agreement shall be governed by the laws of the State of Israel and the competent courts in Tel-Aviv shall have exclusive jurisdiction over any dispute arising between the parties with respect of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

Maple X, Inc.		Starling Financial Consulting LLC
A Texas corporation		a Texas limited liability company

By:	/s/ Oskar Singer	By:	/s/ Itiel Kaplan
	Oskar Singer, Director		Itiel Kaplan, Manager

By:	/s/ Shlomo Caspi
Shlomo Caspi, Director

Appendix A

The Compensation

1)	Base: $250,000 per year, paid in monthly installments

2)	Expense Participation: $50,000 per year, paid in monthly installments

3)	Service Bonus: $500,000 for a term of 5 years, paid in annual installments of $100,000 per year

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